EXHIBIT 10.13
                                                        As of February 15, 1995



Mr. Robert P. Freeman
280 Abrahams Lane
Villanova, PA  19085

Dear Bob:

     This letter will confirm that if, within one (1) year of a Change of Control (as defined below) of Recticon Enterprises, Inc. ("Employer"), your employment is terminated without cause by Employer, or by you (the "Executive") because of (i) assignment to the Executive, without the Executive's written consent, of any duties inconsistent with his position, duties, responsibilities and status with Employer, or change in the Executive's reported responsibilities, titles of offices or any plan, act, scheme or design to constructively terminate the Executive or (ii) reduction by the Employer of the Executive's Base Salary, the Executive shall receive the following benefits:

     1. Employer will pay the Executive at the time provided for in this letter the Base Salary through the date of termination at the rate then in effect;

     2. In lieu of any further salary payments to the Executive for periods subsequent to the date of termination, Employer will, pay as severance pay to the Executive on the 10th business day following the date of termination (the "Payment Date"), a lump sum equal to two times the Executive's annual Base Salary;

     3. If the Executive terminates his employment with the Company between the first and second year of a Change of Control for any reason whatsoever (other than "For Cause"), the Employer will pay to the Executive at the time provided for in this letter, the amount he would have been paid if he had remained employed through the end of the second year of a Change of Control, but in no event less than an amount equal to six months of Base Salary.

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     4.  Employer  will  maintain all medical,  health and accident  plans and programs in which the Executive was entitled to participate immediately prior to the date of termination in full force and effect, for the Executive's continued benefit until the earlier of (A) twenty-four months, or (B) the date on which the Executive is covered for such benefits by reason of his being employed with any other person or entity, provided that the Executive's continued participation is possible under the general terms and provisions of Employer's plans and programs. In the event that the Executive's participation in any such plan or program is barred, Employer, at its sole cost and expense, will use its reasonable efforts to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans and programs; and

     5. The Executive will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise, nor will the amount of any payment provided for in this letter be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

     "Change of Control" Defined. A "Change in Control" of Employer means (A) the approval of the stockholders of the Employer of the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Employer of all or substantially all of its assets to a single purchaser or to a group of associated purchasers; (B) the acquisition by a single purchaser or a group of associated purchasers of securities of the Employer representing fifty-one (51%) percent or more of the combined voting power of the Employer's then outstanding securities in one or a related series of transactions (other than pursuant to an internal reorganization); or (C) the change of the membership of a majority of the Board of Employer during any period of two consecutive years, unless the election, or the nomination for election by the Employer's stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period.
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     If the foregoing is acceptable, please sign and return the enclosed copy of this letter to the undersigned.

                                                     Very truly yours,

                                                     RECTICON ENTERPRISES, INC.

                                                     Stephen A. Ollendorff

                                                     Stephen A. Ollendorff
                                                     Chairman of the Board
ACCEPTED AND AGREED:

Robert P. Freeman
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Robert P. Freeman